Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as August 16, 2010, between Cereplast, Inc., a Nevada corporation, (the “Company”) and Heather Sheehan, an individual, (“Employee”), with reference to the following:
WHEREAS, the Company wishes to employ Employee and Employee wishes to accept such employment on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1. Term of Employment. The Company hereby employs Employee and Employee accepts such employment commencing on August 16, 2010 (the “Commencement Date”), and terminating two (2) years from the date hereof (the “Original Termination Date”), unless sooner terminated as hereinafter provided.
2. Services to be Rendered.
2.1 Duties. Employee shall be employed by the Company as Senior Vice President and Chief Financial Officer with all of the duties, privileges and authorities usually attendant upon such office. Employee will report directly to the Company’s Chief Executive Officer. This is a full-time position located at the offices of the Company, except as travel to other locations may be necessary to fulfill Employee’s responsibilities.
2.2 Exclusive Services. Employee shall at all times faithfully, industriously and to the best of her ability, experience and talents perform to the satisfaction of the Board of Directors and such officer(s) of the Company to whom employee shall report, all of the duties that may be assigned to her hereunder, and shall devote her full working time to the performance of these duties as may be necessary therefor. The foregoing shall not be construed to prohibit Employee from engaging in other industry related activities or managing her own personal investments.
3. Compensation and Benefits. The Company shall pay the compensation and benefits set forth on Schedule A, attached hereto and incorporated herein by this reference to Employee during the term hereof, and Employee shall accept the same as payment in full for all services rendered by Employee to or for the benefit of the Company.
4. Termination.
4.1 Death or Total Disability of Employee. If Employee dies or becomes totally disabled during the term of this Agreement, Employee’s employment hereunder shall automatically terminate. For these purposes Employee shall be deemed totally disabled if Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Employee’s duties hereunder for a period of ninety (90) consecutive calendar days or for 120 calendar days in any 180 calendar-day period.

4.2 Termination for Good Cause. Employee’s employment hereunder may be terminated by the Company for “good cause.” The term “good cause” is defined as any one or more of the following occurrences:
(i) Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;
(ii) Employee’s commission of an act of fraud or embezzlement upon the Company’s funds, whether prior to or subsequent to the date hereof;
(iii) Employee’s refusal to perform, or continuing repeated failures to perform, Employee’s duties as required by this Agreement (including, without limitation, Employee’s inability to perform Employee’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Employee’s employment by the Company);
(iv) Employee’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Employee;
(v) Employee’s commission of any act which is detrimental to the Company’s business or goodwill; or
(vi) Employee’s breach of any other provision of this Agreement, provided that termination of Employee’s employment pursuant to this subsection (vi) shall not constitute valid termination for good cause unless Employee shall have first received written notice from an officer of the Company stating with specificity the nature of such breach and affording Employee at least five (5) days to correct the breach alleged.
4.3 Termination by the Employee for Good Reason. Employee may terminate her employment with the Company for Good Reason (as defined below). Any of the following shall constitute “Good Reason” for the purposes of this Agreement: (i) removal of the employee from her position as Chief Financial Officer (or relocation of the Employee’s principal place of employment to a location this is more than 50 miles from the current location.
5. General Relationship. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.
6. Miscellaneous.
6.1 Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

6.2 Assignment. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.
6.3 Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment.
6.4 Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement other than Employee’s spouse, if applicable.
6.5 Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
6.6 Hiring At Will. Any continuance of Employee’s employment by the Company after the term hereof shall be deemed a hiring at will (unless such continuance is the subject of a new written agreement) and shall be subject to termination with or without cause by either party upon delivery of notice thereof.
6.7 Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
6.8 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

Company:
Cereplast, Inc.
300 North Continental, Suite #100
El Segundo, California 90245

Employee:

With a copy to:

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
6.9 Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.
6.10 Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law. Company and Employee shall, in good faith, first attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement (collectively, a “Dispute”) by face-to-face negotiations. If any such Dispute is not resolved within 60 days after such negotiations begin (or at such later date, if the parties agree to continue negotiations), such Dispute shall be subject to non-binding arbitration held in Los Angeles, California by one (1) independent mutually agreed upon arbitrator in accordance with the applicable portions of the California Code of Civil Procedure relating to arbitration, as then in effect. The arbitrator will have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having personal and subject matter jurisdiction.
6.11 Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

6.12 Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
6.13 Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
6.15 Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
6.16 Conditions. This Agreement is expressly made subject to satisfactory completion of references, degree verifications, and possible background checks, all as determined by the Company, in its sole discretion.
6.17 Agreement. This Agreement sets forth the terms of Employer employment with the Company and supersedes any prior representations or agreements between Employee and the Company, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by Employee.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

THE COMPANY Cereplast, Inc., a Nevada corporation

By: Frederic Scheer

Its: Chief Executive Officer

EMPLOYEE

Heather Sheehan

[Print Name]

SCHEDULE A
A.1 Compensation. Employee will receive an initial annual base salary of $180,000 (“Base Salary”), payable biweekly, increasing to $215,000 upon the Company reaching operating cash flow breakeven point, and further increasing to $250,000 once the Company has declared a profit of more than $100,000 for a single quarter. Employee will be eligible for an annual bonus (“Bonus”) to be based upon performance against certain agreed upon goals and benchmarks of performance, as established by the Chief Executive Officer of the Company, with a total targeted payout at forty percent (40%) of Base Salary. Such Bonus to be paid annually in the first quarter of the calendar year at a rate of fifty percent (50%) in cash (“Cash Portion”) and fifty percent (50%) paid in Company restricted stock (“Stock Portion”). It shall be a condition of payment of the Bonus, that Employee be an employee of Company on and as of the date the Bonus is paid. Such Bonus will be payable by the Company only when the Company has reached cash flow breakeven point
A.2 Fringe Benefits. In addition to the Base Salary to which Employee is entitled pursuant to Section A.1, Employee shall be entitled to the following benefits:
(1) Employee will receive the grant of $75,000 in Cereplast restricted stock (“Stock”), which shall be become vested on the Employee’s Commencement Date and an additional grant of $20,000 in Stock, 50% of which shall become vested immediately and 50% shall become vested on the sixth month anniversary of the Employee’s Commencement Date (“Initial Grant”). This Initial Grant of Stock will be restricted until such time as Employee leaves the employment of Company and will be further subject to all of the terms and conditions applicable to Stock granted under any Company Stock Plan (the “Plan”), if any, adopted by Company, from time to time, and as described in such Plan, including without limitation, accelerated vesting of any unvested Stock upon a change of control (as defined in the Plan), followed by termination of Employee’s employment without “good cause” or Employee resigning with “good reason” within twelve (12) months of such change in control;
(2) As a full-time Company employee, Employee is eligible to participate in the Company’s standard group benefits program, which includes a medical/dental plan, for which the Company will responsible to pay seventy five percent (75%) of such premium for Employee, as well as the 401(k) retirement plan, including a four percent (4%) Company match, up to the safe harbor plan limitations set forth in such plan, effective on the first of the month ninety (90) days after Employee’s Commencement Date; The 401 K plan of the Company is not effective as of the date of signature of this Agreement and the CFO will be entitled to participate when such Plan will be declared effective by the Company.
(3) An annual vacation with pay of not less than twenty (20) business days for the first five (5) years of employment, accruing ratably per each month of service. Vacation shall accrue if unused up to a maximum of twenty five (25) days;
(4) Sick leave and personal leave with pay of not less than five (5) days per annum;

Company Initials	Employee Initials

(5) Available parking (not reserved) space at the Company’s corporate office location to be used during normal business hours;
(6) Employee will receive a fixed amount equal to $650 per month on the last day of each month during the term of her employment as reimbursement to the Employee on a non-accountable basis of all expenses incurred by the Employee for the use of her automobile for Company Business purposes, including, but not limited to mileage, depreciation, repairs, maintenance, gasoline, and insurance. The employee shall not be entitled to any other reimbursement for the use of her automobile for business purposes.
(i) (7) Employee shall also be covered by Company’s Directors and Officers liability insurance.
(8) If Employee’s employment with Company is terminated without “good cause” (as defined in the Agreement to which this Schedule A is attached), or Employee is forced to resign for “good reason”, (as defined in the Agreement to which this Schedule A is attached), Company will pay twelve (12) months’ Base Salary and Employee’s Cash Portion of that year’s unpaid Bonus.
A.3 Reimbursements. The Company shall reimburse and pay Employee for the following:
(b) All customary and reasonable out-of-pocket expenses, including cell phone expenses and professional dues expenses required to maintain her financial professional designations, incurred in connection with the Company business and the performance of Employee’s duties hereunder.
A.4 Other Payments. The Employee will receive a onetime lump sum payment of $50,000 in cash when the Company declares a profit of more than $100,000 in a single quarter but no later than April 1st, 2011. Payment of this amount shall be accelerated and due immediately in the event of any of the following:
(a) The Employee is terminated for any reason;

Company Initials	Employee Initials